Exhibit 99.1

FOR IMMEDIATE RELEASE

HOMELAND SECURITY CAPITAL CORPORATION
COMPLETES SALE OF SUBSIDIARY,
SAFETY AND ECOLOGY HOLDINGS CORPORATION,
TO PERMA-FIX ENVIRONMENTAL SERVICES, INC.

ARLINGTON, VA —November 1, 2011 — Homeland Security Capital Corporation (OTCBB: HOMS), a provider of real estate services to government and commercial customers, announced today the completion of the sale of its Safety and Ecology Holding Corporation subsidiary (SEC), an environmental services company, to Perma-Fix Environmental Services, Inc. (NASDAQ: PESI).

On July 15, 2011, HOMS entered into a definitive agreement to sell all of the capital stock of its wholly-owned subsidiary, SEC, to Perma-Fix.

C. Thomas McMillen, HOMS Chairman and CEO, stated, “SEC has been a strong performing subsidiary during the past three and a half years. We have made the strategic decision to pursue different lines of business.” McMillen continued, “The proceeds from the sale of SEC will be used to pay down debt which will considerably strengthen our balance sheet.”

SunTrust Robinson Humphrey acted as exclusive financial advisor to Homeland Security Capital Corporation for the transaction.

As previously announced, the sale of Nexus Technologies Group was completed on August 19, 2011. Shareholders can review the terms associated with both the SEC and Nexus sales at www.sec.gov.

About Homeland Security Capital Corporation

Homeland Security Capital Corporation (HOMS)- is a company engaged in the strategic acquisition, development, and consolidation of real estate services businesses. The company is focused on creating long-term value by taking controlling interest and developing its subsidiary companies through superior operations and management. Former Maryland Congressman C. Thomas McMillen, who served three consecutive terms in the U.S. House of Representatives from the 4th Congressional District of Maryland, heads the company.

HOMS operates businesses that provide real estate services, growing organically and by acquisitions. The company is targeting emerging companies that are generating revenues but face challenges in scaling their businesses to capitalize on opportunities.

HOMS’s current portfolio of companies include:

Fiducia Real Estate Services, Inc., a provider of comprehensive title and escrow services for mortgage origination refinance, reverse mortgage, real estate owned, deed-in-lieu transactions, and real estate-owned liquidation services to institutional REO customers. These services are provided by wholly owned subsidiaries Timios, Inc. and Default Services USA, Inc.

For more information about Homeland Security Capital Corporation, visit www.hscapcorp.com.

Forward-Looking Statement
This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address future activities, performance, events or developments, are forward-looking statements. Although HOMS believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results or developments may differ materially from those in the forward-looking statements.

Contact:
Homeland Security Capital Corporation
Knoxville, TN office
Anne Smith, 865-342-7668
asmith@sec-tn.com

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